NEUBERGER BERMAN OCTOBER 31, 2003


Report of Votes of Shareholders Unaudited

A special meeting of shareholders of Neuberger Berman Income Funds the Trust was held on September 23, 2003. Upon completion of the acquisition of Neuberger Berman Inc. by Lehman Brothers Holdings Inc. the Transaction, the Trusts management and subadvisory agreements, on behalf of each Fund, with NB Management and Neuberger Berman LLC, respectively, automatically terminated. To provide for continuity of management, the shareholders of each Fund voted on the following matters which became effective upon completion of the Transaction on October 31, 2003

Proposal 1 To Approve a New Management Agreement between the Trust and NB Management, with respect to each Fund


Neuberger Berman
Income Funds
Votes For
Votes Against
Abstentions
Institutional Cash
Fund
2,872,545,519.210
1,122,585.000
674,561.000
Strategic Income Fund
2,258,122.507
0
0


Proposal 2 To Approve a New SubAdvisory Agreement with respect to the Trust and each Fund, between NB Management and Neuberger
Berman LLC


Neuberger Berman
Income Funds
Votes For
Votes Against
Abstentions
Institutional Cash
Fund
2,872,740,199.210
1,130,116.000
472,350.000
Strategic Income Fund
2,258,122.507
0
0





Abstentions were counted as shares that were present and entitled to vote for purposes of determining a quorum and had a negative effect on the proposals.